Exhibit 99.1

LKQ Corporation Announces 2007 Second Quarter Earnings With Operating Income Growth Over 29%

Chicago, IL—July 26, 2007--LKQ Corporation (NASDAQ: LKQX) today announced results for its second quarter ended June 30, 2007, with revenue of $233.3 million, net income of $14.0 million and diluted earnings per share of $0.25.

“We exceeded our previously issued earnings estimates for the second quarter. We were highly encouraged by the expansion of our operating income margin to 11.4% compared to 10.6% in the second quarter of 2006,” said Joe Holsten, President and Chief Executive Officer. “In addition, the supply of wholesale salvage vehicles was fairly robust and as such we significantly increased the number of vehicles we purchased in the quarter by over 17% from the level we obtained in the second quarter of 2006.”

Commenting on business acquisitions, Holsten said “We were particularly pleased with our two recent Canadian business acquisitions that spearhead our entry into the Canadian markets.  Of course our primary acquisition efforts over the last few months related to our previously announced signing of a definitive merger agreement on July 16 with Keystone Automotive Industries, Inc. (NASDAQ: KEYS) the leading distributor of collision repair aftermarket parts with over $700 million in annual revenue.”

2007 Reported Results

For the second quarter of 2007, revenue increased 19.6% to $233.3 million compared with $195.0 million for the second quarter of 2006. Our organic revenue growth for the quarter was 10.5%. Net income for the quarter increased 20.2% to $14.0 million compared with $11.7 million for the second quarter of 2006. Diluted earnings per share was $0.25 for the quarter compared with $0.21 for the second quarter of 2006. As we indicated in our first quarter earnings release, we were required to write-off certain deferred tax assets in the second quarter due to an April 2007 state tax law change in a state where we operate. This had the effect of reducing our second quarter net income by $600,000 and diluted earnings per share by $0.01.

For the six months ended June 30, 2007, revenue increased 21.0% to $468.6 million compared with $387.2 million for the same period in 2006. This included organic revenue growth of 10.1%. For the six months ended June 30, 2007, net income increased 25.5% to $29.8 million compared with $23.7 million for the same period in 2006. Diluted earnings per share was $0.53 for the six months ended June 30, 2007 compared with $0.43 for the same period a year ago.

Our consolidated aftermarket collision replacement parts, refurbished wheels and refurbished lighting revenue for the first six months was $118.1 million. In addition a subsidiary operates an aluminum smelter that melts damaged and unusable wheel cores as a means of product disposal. For the first six months of 2007, the smelter’s revenue was $19.9 million at a gross margin of approximately 6.0%, compared to $12.2 million of revenue at a gross margin of approximately 5.0% for the five months we owned the smelter in the first half of 2006.

The weighted average diluted shares outstanding for the second quarter of 2007 was 56.2 million compared to 55.7 million for the second quarter of 2006, and for the six months ended June 30, 2007 was 56.1 million compared to 55.6 million for the six months ended June 30, 2006.

Business Acquisitions in 2007

In January we acquired Northern Light Refinishing, near Grand Rapids, MI, that refurbishes head and tail lights. While currently a small business, we believe many of our light cores can be refurbished into high quality replacement lights that can be sold to our collision repair and retail customers.

In February we acquired Potomac German Auto, a recycling business that serves the professional repair market from two locations totaling 13 acres. One facility is in Frederick, MD and the other is in St. Augustine, FL. These locations specialize in Mercedes Benz and BMW vehicles.

In March and April we acquired three businesses that had approximately $9.0 million in trailing annual revenue prior to our acquisition of them. These businesses are Al’s Atomic, a retail oriented recycling business with two facilities in Dallas, TX operating on 50 acres, Crash Parts Warehouse, a small aftermarket business in Birmingham, AL, and Thruway, a small recycling business on 30 acres in Parryville, PA that will be a start-up for us to better serve the professional repair market in the greater Philadelphia area.

In May we acquired two businesses that operated at annual revenue levels of approximately $9.0 million (U.S.). These businesses are Dominion Auto Recycling located near Toronto, Canada, that serves the professional repair market and operates out of an approximately 13 acre facility and Cenla Body Parts, an aftermarket business located in Alexandria, Louisiana.

In July we acquired Pintendre Autos, a recycled parts business near Quebec City, Canada that generates annual revenue of approximately $29 million (U.S.). This business primarily serves the professional repair market for not only automobiles but also for heavy trucks and several types of light duty vehicles and operates on property totaling approximately 125 acres.

On July 16, we signed a definitive merger agreement to acquire Keystone, a leader in providing aftermarket vehicle collision replacement parts, for $48.00 per share in cash.  The merger, which is subject to approval of the shareholders of Keystone and other customary conditions, is currently expected to close early in the fourth quarter of 2007. Total cash consideration is approximately $811 million on a fully diluted basis.  For the twelve months ended March 31, 2007 Keystone reported sales and net income of $714 million and $30 million, respectively.

Company Outlook

The following estimates below exclude any impact of acquiring Keystone which we anticipate closing in the fourth quarter of 2007.

We expect that 2007 organic revenue growth will be in the low double digits, with the balance of the growth being the full year impact of 2006 business acquisitions and the acquisitions that we have completed so far in 2007. We expect net income to be within a range of $56.0 million to $58.0 million and diluted earnings per share to be between $0.99 and $1.03.

For the third quarter of 2007, we expect net income to be within a range of $12.5 million to $13.5 million and diluted earnings per share to be between $0.22 and $0.24.

We anticipate that net cash provided by operating activities for 2007 will be over $55.0 million. We estimate our full year 2007 capital expenditures related to property and equipment, excluding expenditures for acquiring businesses, will be between $49.0 to $53.0 million.  This includes approximately $1.9 million in property and equipment related to businesses we have acquired to date in 2007 and approximately $5.0 million related to capital expenditures originally planned in late 2006 on projects that became delayed. As of July 25, 2007, we had outstanding debt under our bank credit facility of $158.0 million.

In April 2007 we increased the capacity of our bank credit facility from $135 million to $205 million with an accordion feature that could increase it to $305 million with the consent of banks participating in such increase. We also extended the maturity date of the facility to April 2012. We plan to retire our existing credit facility with proceeds from a $1.09 billion senior secured financing from Lehman Brothers Inc. and Deutsche Bank that is related to the closing of the Keystone business acquisition that we expect will occur early in the fourth quarter of 2007.

We estimate the weighted average diluted shares outstanding for the full year 2007 will be approximately 56.5 million. These share numbers are estimates and will be affected by factors such as any future stock issuances, the number of our options exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our second quarter 2007 earnings results on Thursday, July 26, 2007 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on our website approximately two hours after the live presentation and will remain on the site until August 9, 2007.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and the second largest nationwide provider of aftermarket collision replacement products and refurbished wheels. LKQ operates over 130 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include:

•      failure of the proposed Keystone transaction to close due to the failure to obtain regulatory or other approvals;

•      failure of Keystone’s shareholders to approve the transaction;

•      the risk that Keystone’s business will not be integrated successfully or that LKQ will incur unanticipated costs of integration;

•      the ability to maintain Keystone’s vendor and key customer relationships and retain key employees;

•      the availability and cost of inventory;

•      pricing of new OEM replacement parts;

•      variations in vehicle accident rates;

•      changes in state or federal laws or regulations affecting our business;

•      fluctuations in fuel prices;

•      changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•      changes in the types of replacement parts that insurance carriers will accept in the repair process;

•      the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

•      declines in asset values;

•      uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;

•      uncertainty as to our future profitability;

•      increasing competition in the automotive parts industry;

•      our ability to increase or maintain revenue and profitability at our facilities;

•      uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

•      our ability to operate within the limitations imposed by financing arrangements;

•      our ability to obtain financing on acceptable terms to finance our growth;

•      our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;

•      our ability to develop and implement the operational and financial systems needed to manage our growing operations; and

•      other risks that are described in our Form 10-K filed February 28, 2007 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:	LKQ Corporation
Mark T. Spears, Executive Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

Financial Tables To Follow

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

( In thousands, except per share data )

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue	$233,278	$195,037	$468,596	$387,176

Cost of goods sold	128,195	106,921	256,417	210,649

Gross margin	105,083	88,116	212,179	176,527

Facility and warehouse expenses	24,634	20,086	50,244	40,580

Distribution expenses	22,213	19,808	44,388	39,734

Selling, general and administrative expenses	28,130	24,731	56,862	49,641

Depreciation and amortization	3,464	2,893	6,781	5,629

Operating income	26,642	20,598	53,904	40,943

Other (income) expense:
Interest expense, net	2,093	1,347	3,826	2,290
Other income, net	(27)	(127)	(675)	(933)

Total other expense	2,066	1,220	3,151	1,357

Income before provision for income taxes	24,576	19,378	50,753	39,586

Provision for income taxes	10,560	7,716	20,943	15,840

Net income	$14,016	$11,662	$29,810	$23,746

Net income per share:
Basic	$0.26	$0.22	$0.56	$0.45

Diluted	$0.25	$0.21	$0.53	$0.43

Weighted average common shares outstanding:
Basic	53,523	52,802	53,420	52,434

Diluted	56,247	55,706	56,123	55,595

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Cash Flows

( In thousands )

	Six Months Ended June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,810	$23,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,056	5,629
Share-based compensation expense	1,760	1,131
Deferred income taxes	1,985	559
Excess tax benefit from exercise of stock options	(2,171)	(3,861)
Gain on sale of investment securities	—	(719)
Other adjustments	(48)	7
Changes in operating assets and liabilities, net of effects from purchase transactions:
Receivables	(4,173)	(1,518)
Inventory	(27,350)	(15,365)
Income taxes payable	4,917	3,705
Other operating assets and liabilities	1,653	(253)

Net cash provided by operating activities	13,439	13,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(18,106)	(16,427)
Purchases of investment securities	(5,885)	—
Proceeds from sale of investment securities	—	849
Repayment of escrow	—	(2,561)
Decrease in restricted cash in escrow	—	450
Cash used in acquisitions	(24,239)	(56,254)

Net cash used in investing activities	(48,230)	(73,943)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	1,988	4,063
Excess tax benefit from exercise of stock options	2,171	3,861
Repurchase and retirement of redeemable common stock	(1,125)	—
Debt issuance costs	(193)	—
Net borrowings of long-term debt	36,773	53,992

Net cash provided by financing activities	39,614	61,916

Net increase in cash and equivalents	4,823	1,034

Cash and equivalents, beginning of period	4,031	3,173

Cash and equivalents, end of period	$8,854	$4,207

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2007	2006
Assets

Current Assets:
Cash and equivalents	$8,854	$4,031
Receivables, net	54,143	49,254
Inventory	156,557	124,541
Deferred income taxes	3,172	2,619
Prepaid expenses	3,670	3,369

Total Current Assets	226,396	183,814

Property and Equipment, net	140,557	127,084
Intangibles	263,573	246,300
Other Assets	15,543	7,157

Total Assets	$646,069	$564,355

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$17,714	$19,242
Accrued expenses	30,805	29,504
Income taxes payable	3,416	304
Deferred revenue	4,391	3,859
Current portion of long-term obligations	9,802	8,485

Total Current Liabilities	66,128	61,394

Long-Term Obligations, Excluding Current Portion	128,905	91,962
Deferred Income Tax Liability	4,959	1,848
Other Noncurrent Liabilities	8,787	7,332

Redeemable Common Stock, $0.01 par value, 100,000 shares issued at December 31, 2006	—	617

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 53,631,660 and 53,299,827 shares issued at June 30, 2007 and December 31, 2006, respectively.	536	533
Additional paid-in capital	328,597	323,189
Retained earnings	105,948	76,422
Accumulated other comprehensive income	2,209	1,058

Total Stockholders’ Equity	437,290	401,202

Total Liabilities and Stockholders’ Equity	$646,069	$564,355

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Supplementary Data

( $ in thousands )

	Three Months Ended June 30,
	2007		2006
		% of		% of
Operating Highlights		Revenue		Revenue	$ Growth	% Growth

Revenue	$233,278	100.0%	$195,037	100.0%	$38,241	19.6%

Cost of goods sold	128,195	55.0%	106,921	54.8%	21,274	19.9%

Gross margin	105,083	45.0%	88,116	45.2%	16,967	19.3%

Facility and warehouse expenses	24,634	10.6%	20,086	10.3%	4,548	22.6%

Distribution expenses	22,213	9.5%	19,808	10.2%	2,405	12.1%

Selling, general and administrative expenses	28,130	12.1%	24,731	12.7%	3,399	13.7%

Depreciation and amortization	3,464	1.5%	2,893	1.5%	571	19.7%

Operating income	26,642	11.4%	20,598	10.6%	6,044	29.3%

Other (income) expense:
Interest expense, net	2,093	0.9%	1,347	0.7%	746	55.4%
Other income, net	(27)	0.0%	(127)	-0.1%	100	-78.7%

Total other expense	2,066	0.9%	1,220	0.6%	846	69.3%

Income before provision for income taxes	24,576	10.5%	19,378	9.9%	5,198	26.8%

Provision for income taxes	10,560	4.5%	7,716	4.0%	2,844	36.9%

Net income	$14,016	6.0%	$11,662	6.0%	$2,354	20.2%

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Supplementary Data

( $ in thousands )

	Six Months Ended June 30,
	2007		2006
		% of		% of
Operating Highlights		Revenue		Revenue	$ Growth	% Growth

Revenue	$468,596	100.0%	$387,176	100.0%	$81,420	21.0%

Cost of goods sold	256,417	54.7%	210,649	54.4%	45,768	21.7%

Gross margin	212,179	45.3%	176,527	45.6%	35,652	20.2%

Facility and warehouse expenses	50,244	10.7%	40,580	10.5%	9,664	23.8%

Distribution expenses	44,388	9.5%	39,734	10.3%	4,654	11.7%

Selling, general and administrative expenses	56,862	12.1%	49,641	12.8%	7,221	14.5%

Depreciation and amortization	6,781	1.4%	5,629	1.5%	1,152	20.5%

Operating income	53,904	11.5%	40,943	10.6%	12,961	31.7%

Other (income) expense:
Interest expense, net	3,826	0.8%	2,290	0.6%	1,536	67.1%
Other income, net	(675)	-0.1%	(933)	-0.2%	258	-27.7%

Total other expense	3,151	0.7%	1,357	0.4%	1,794	132.2%

Income before provision for income taxes	50,753	10.8%	39,586	10.2%	11,167	28.2%

Provision for income taxes	20,943	4.5%	15,840	4.1%	5,103	32.2%

Net income	$29,810	6.4%	$23,746	6.1%	$6,064	25.5%

The following table reconciles EBITDA to net income:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(In thousands)

Net income	$14,016	$11,662	$29,810	$23,746
Depreciation and amortization	3,604	2,893	7,056	5,629
Interest, net	2,093	1,347	3,826	2,290
Provision for income taxes	10,560	7,716	20,943	15,840

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$30,273	$23,618	$61,635	$47,505

EBITDA as a percentage of revenue	13.0%	12.1%	13.2%	12.3%